Exhibit 10.24(C)

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) by and between Jon Irvin (“Executive”) and Mirna Therapeutics, Inc., a Delaware corporation (the “Company”), is made effective eight (8) days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Agreement as provided in Section 5(c) below, with reference to the following facts:

A.    Executive’s employment with the Company and status as a Vice President and employee of the Company and each of its affiliates will end effective upon the Separation Date (as defined below).

B.    Executive and the Company want to end their relationship amicably and also to establish the obligations of the parties including, without limitation, all amounts due and owing to Executive.

C.    The payments and benefits being made available to Executive pursuant to this Agreement are intended to satisfy all outstanding obligations under that certain Change in Control Severance by between Executive and the Company (the “Severance Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Separation Date. Executive acknowledges and agrees that his status as an Vice President and employee of the Company will end effective as of December 2, 2016 (the “Separation Date”). Executive hereby agrees to execute such further document(s) as shall be determined by the Company as necessary or desirable to give effect to the end of Executive’s status as an officer of the Company and, if applicable, officer and/or director of any of its subsidiaries; provided that such documents shall not be inconsistent with any of the terms of this Agreement.
2.    Final Paycheck; Payment of Accrued Wages and Expenses.
(a)    Final Paycheck. As soon as administratively practicable on or after the Separation Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. Executive is entitled to these payments regardless of whether Executive executes this Agreement.
(b)    Business Expenses. The Company shall reimburse Executive for all outstanding expenses incurred prior to the Separation Date which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documenting such expenses, including, without limitation, expenses incurred pursuant to Executive’s services to the Company.
(c)    Stock Options. As of the Separation Date, Executive will hold vested options to purchase 39,749 shares of Company common stock (“Vested Options”) and unvested options to purchase 41,968 shares of Company common stock (“Unvested Options”) pursuant to the Company’s equity incentive plans and the option agreements evidencing such grants. Upon the Separation Date, Executive’s Unvested Options shall vest. Executive shall have until

Exhibit 10.24(C)

the three month anniversary of the Separation Date to exercise Executive’s Vested Options. Any Vested Options unexercised as of the three month anniversary of the Separation Date shall automatically terminate.
3.    Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to this Agreement becoming effective and irrevocable, as well as Executive’s performance of his continuing obligations pursuant to this Agreement and that certain Confidentiality, Covenant Not To Compete & Arbitration Agreement by and between the Company and Executive dated April 18, 2013 (the “Confidentiality Agreement”) (including, without limitation, the non-competition and non-solicitation restrictive covenants set forth therein for the periods set forth in the Confidentiality Agreement), to provide Executive the severance benefits set forth below. Specifically, the Company and Executive agree as follows:
(a)    Severance. The Company shall pay to Executive $315,900, which represents twelve (12) months of Executive’s base salary ($243,000) at the rate in effect as of immediately prior to the Separation Date, in a single cash lump sum. The Company shall also pay to Executive 100% ($72,900) of their annual target bonus in a single cash lump sum. Such payments shall be made, less applicable withholdings and deductions, on or as soon as reasonably practicable following the first regularly scheduled payroll date in January 2017.
(b)    Healthcare Continuation Coverage. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay, or reimburse Executive for, that portion of the premium for Executive and Executive’s covered dependents necessary such that Executive contributes the same amount to COBRA coverage as Executive contributed to medical, dental and vision coverage prior to the date of this Agreement, such payment or reimbursement to continue until the earlier of (i) the last day of the month during which the twelve (12) month anniversary of the Separation Date falls or (ii) the date Executive becomes eligible for comparable coverage under another employer’s plans. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance with the provisions of COBRA. Executive acknowledges that he shall be solely responsible for all matters relating to Executive’s continuation of coverage pursuant to COBRA, including, without limitation, Executive’s election of such coverage and his timely payment of premiums.
(c)    Taxes. Executive understands and agrees that all payments under this Section 3 will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to him by this Section 3 beyond those withheld by the Company, Executive agrees to pay them himself and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by him to make required payments. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such reimbursements shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

Exhibit 10.24(C)

(d)    SEC Reporting. Executive acknowledges that to the extent required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), he will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report Executive’s matching transactions in Company common stock for six (6) months following the Separation Date. Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions involving the common stock of the Company until the end of such six (6) month period.
(e)    Sole Separation Benefit. Executive agrees that the payments provided by this Section 3 are not required under the Company’s normal policies and procedures and are provided as a severance solely in connection with this Agreement. Executive acknowledges and agrees that the payments referenced in this Section 3 constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement.
4.    Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof. Executive further acknowledges that, other than the Equity Award agreements, the Confidentiality Agreement and the Indemnification Agreement between Executive and the Company (the “Indemnification Agreement”), this Agreement shall supersede each agreement entered into between Executive and the Company regarding Executive’s employment, including, without limitation, any offer letter, the Severance Agreement and that certain employment agreement by and between Executive and the Company dated April 18, 2013, and each such agreement shall be deemed terminated and of no further effect as of the Separation Date.
5.    Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 5, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)    On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.;

Exhibit 10.24(C)

the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the Texas Labor Code, including the Texas Commission on Human Rights Act; Section 451.001 of the Texas Workers’ Compensation Act; the Texas Payday Act; and the Texas Labor Code; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)    Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)    Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)    Claims for indemnification under the Indemnification Agreement, the Company’s Bylaws or any applicable law; and
(vi)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)    In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following: Executive acknowledges that Executive is knowingly and voluntarily waiving and releasing any rights Executive may have under the ADEA. Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing, as required by the ADEA, that: (i) Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (ii) Executive has been advised hereby that Executive has the right to consult with an attorney prior to executing this Agreement; (iii) Executive has twenty-one (21) days from the date of this Agreement to execute this Agreement (although Executive may choose to voluntarily execute this Agreement earlier); (iv) Executive has seven (7) days following the execution of this Agreement by Executive to revoke the Agreement, and Executive will not receive the severance benefits provided by Section 3 of this Agreement unless and until such seven (7) day period has expired; (v) this Agreement will not be effective until the date

Exhibit 10.24(C)

upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by Executive, provided that the Company has also executed this Agreement by that date; and (vi) this Agreement does not affect Executive’s ability to test the knowing and voluntary nature of this Agreement. If Executive wishes to revoke this Agreement, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Central Time on the 7th day following Executive’s execution of this Agreement to Alan Fuhrman, PO Box 163387, Austin, Texas, 78716, or e-mail afuhrman@mirnarx.com.
6.    Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service. Both parties further agree that:
(a)    Non-Disparagement. Both parties agree that they shall not disparage, criticize or defame the other party and their respective directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. Nothing in this Section 6(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.
(b)    Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.
(c)    Transfer of Company Property. On or before the Separation Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he had in his possession, custody or control at the time he signed this Agreement.
7.    Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
8.    No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to another person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of

Exhibit 10.24(C)

Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
9.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Texas or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than Texas.
10.    Miscellaneous. This Agreement, collectively with the Confidentiality Agreement, the Indemnification Agreement and the Equity Award agreements, comprise the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof. The Company and Executive acknowledge that the separation of the Executive’s employment with the Company is intended to constitute an involuntary separation from service for the purposes of Section 409A of the Code, and the related Department of Treasury regulations. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by both parties and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
11.    Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
12.    Maintaining Confidential Information. Executive reaffirms his obligations under the Confidentiality Agreement. Executive acknowledges and agrees that the payments provided in Section 3 above shall be subject to Executive’s continued compliance with Executive’s obligations under the Confidentiality Agreement.
13.    Executive’s Cooperation.  After the Separation Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.
(Signature page(s) follow)

Exhibit 10.24(C)

IN WITNESS WHEREOF, the undersigned have caused this Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: December 2, 2016
/s/ Jon Irvin
Jon Irvin
MIRNA THERAPEUTICS, INC.

DATED: December 2, 2016
By: /s/ Paul Lammers
Paul Lammers, M.D., MSc.
President and CEO